GrowGeneration Announces 2022 Annual Meeting Results

Denver, June 27, 2022 – GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), the nation’s largest chain of specialty hydroponic and organic garden centers, today announced voting results from its 2022 annual meeting of shareholders held on June 23, 2022.

Shareholders, represented either in person or by proxy, each voted in favor of the five director nominees that were elected: Michael Salaman, Darren Lampert, Eula Adams, Stephen Aiello, and Paul Ciasullo; and Grant Thornton was reappointed as the Company's independent auditors. Additionally, voting results regarding proposals on executive compensation were approved and frequency of votes on executive compensation was approved for a one-year term.

Darren Lampert, Chief Executive Officer of GrowGen, stated: "We would like to express our gratitude to our shareholders for their continued support and look forward to continuing to share GrowGen's growth and success.”

A replay of the 2022 Annual Meeting will be available on GrowGen’s Investor Relations website at www.virtualshareholdermeeting.com/GRWG2022 for one year after the meeting.

About GrowGeneration Corp:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 64 stores, which include 23 locations in California, 8 locations in Colorado, 5 locations in Maine, 7 locations in Michigan, 1 location in Mississippi, 6 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 2 locations in Nevada, 1 location in Arizona, 1 location in Rhode Island, 1 location in Florida, 1 location in Massachusetts and 1 location in New Mexico. GrowGeneration also operates an online superstore for cultivators at growgeneration.com. GrowGeneration carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the company’s website, at: www.growgeneration.com.

Company Inquiries
GrowGeneration Corp.
John Evans
(415) 309-0230
john.evans@growgeneration.com

Investor Contact
ICR, Inc.
Clay Crumbliss, CFA
Managing Director
clay.crumbliss@icrinc.com